FOR IMMEDIATE RELEASE
Date:       August 1, 2006
Contact:  Patricia E. Hoch, Corporate Secretary
(717)920-5811  Fax: (717)920-8040

COMMUNITY BANKS, INC. DECLARES
THIRD QUARTER CASH DIVIDEND

Harrisburg, PA - Community Banks, Inc. (“Community”) (Listed on Nasdaq: CMTY) the parent company of CommunityBanks, has declared a quarterly cash dividend of $.20 per share payable October 2, 2006 to shareholders of record on September 18, 2006.

Community recently announced second quarter net income of $10.5 million, including per share earnings of $0.44. Results for the first half of 2006 reflected records for both net income and earnings per share performance at $21.1 million and $0.88 per share respectively.

The twelve months ended June 30, 2006 marked the completion of the first full year of blended operations since the July 1, 2005 merger of Blue Ball Bank into the Community franchise. Community’s operating footprint which now boasts assets of $3.4 billion and 73 banking offices, extends throughout the center of Pennsylvania from the Pocono region to just over the Maryland border. Blue Ball operates as a separate division in the attractive Lancaster, Berks and Chester county markets of south-central Pennsylvania.

Community Banks, Inc. is the 8th largest financial services holding company headquartered in Pennsylvania and the largest financial institution headquartered in its capital city of Harrisburg.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.